Exhibit 23.4

[Letterhead of Lazard Frères & Co. LLC]

July 30, 2008

APP Pharmaceuticals, Inc.

1501 East Woodfield Road, Suite 300 East

Schaumburg, IL 60173

Re:	Initially Filed Registration Statement on Form S-4 of Fresenius Kabi Pharmaceuticals Holding, LLC

Ladies and Gentlemen:

Reference is made to our opinion letter, dated July 7, 2008, with respect to the fairness from a financial point of view to the holders (other than the Principal Stockholders (as defined in the Agreement (as defined below))) of the outstanding shares of common stock, par value $0.001 per share, of APP Pharmaceuticals, Inc. (the “Company”) of the Per Share Consideration (as defined in our opinion letter), taken in the aggregate, to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 6, 2008 (the “Agreement”), by and among Fresenius SE, Fresenius Kabi Pharmaceuticals, Fresenius Kabi Pharmaceuticals Holding, LLC and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors and the special committee of the Board of Directors of the Company in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary – Opinions of APP’s Financial Advisors,” “The Merger – Background of the Merger,” “The Merger – Reasons for the Merger” and “The Merger – Opinions of Financial Advisors to APP” and to the inclusion of the foregoing opinion in the Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with,

APP Pharmaceuticals, Inc.

July 30, 2008

included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ STEPHEN H. SANDS
Stephen H. Sands
Managing Director